UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*

                          Therapeutic Discovery Corp.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                   883376204
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

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*  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP No. 883376204
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Merrill Lynch & Co., Inc.
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2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
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3     SEC Use Only

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4     Citizenship or Place of Organization

      Delaware
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                  5     Sole Voting Power
  Number of
   Shares               None
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             463,795
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        None
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        463,795
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      463,795
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10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


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11    Percent of Class Represented By Amount in Row (9)

      5.98%
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12    Type of Reporting Person*

      HC, CO
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
CUSIP No. 883376204
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Merrill Lynch, Pierce, Fenner & Smith Incorporated
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Delaware
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                  5     Sole Voting Power
  Number of
   Shares               None
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             463,630
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        None
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        463,630
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      463,630
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|

--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      5.98%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      BD, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a)        Name of Issuer:

                  Therapeutic Discovery Corp.

Item 1 (b)        Address of Issuer's  Principal Executive Offices:

                  P.O. Box 10051
                  Palo Alto, CA 94303-0860

Item 2 (a)        Names of Persons Filing:

                  Merrill Lynch & Co., Inc.
                  Merrill Lynch, Pierce, Fenner & Smith Incorporated

Item 2 (b)        Address of Principal Business Office, or, if None, Residence:

                  Merrill Lynch & Co., Inc.
                  World Financial Center, North Tower
                  250 Vesey Street
                  New York, New York  10281

                  Merrill Lynch, Pierce, Fenner & Smith Incorporated World Financial Center, North Tower
                  250 Vesey Street
                  New York, New York  10281

Item 2 (c)        Citizenship:

                  See Item 4 of Cover Pages

Item 2 (d)        Title of Class of Securities:

                  Common Stock

Item 2 (e)        CUSIP Number:

                  883376204

Item 3

      Merrill Lynch & Co., Inc. ("ML&Co.") is a parent holding company, in accordance with ss.240.13d-1(b)(ii)(G). Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934.

Item 4            Ownership

            (a)   Amount Beneficially Owned:

      See Item 9 of Cover Pages. Pursuant to ss. 240.13d-4, ML&Co. and MLPF&S (the "Reporting Persons") disclaim beneficial ownership of the securities of Therapeutic Discovery Corp. referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any of the securities of Therapeutic Discovery Corp. referred to herein other than in the case of such held by MLPF&S in proprietary accounts.


            (b)   Percent of Class:

                        See Item 11 of Cover Pages

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                           See Item 5 of Cover Pages

                  (ii)  shared power to vote or to direct the vote:

                           See Item 6 of Cover Pages

                  (iii) sole power to dispose or to direct the disposition of:

                           See Item 7 of Cover Pages

                  (iv)  shared power to dispose or to direct the disposition of:

                           See Item 8 of Cover Pages

Item 5            Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person.

      MLPF&S has discretionary investment authority in respect of certain customer accounts holding in the aggregate 200 shares of the common stock of Therapeutic Discovery Corp. on behalf of persons who have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. Merrill Lynch Asset Management L.P., d/b/a Merrill Lynch Asset Management ( "MLAM") , is a wholly-owned subsidiary of ML&Co. and a Delaware limited partnership with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey. MLAM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. MLAM may be deemed to be the beneficial owner of less than 1% of the common stock of Therapeutic Discovery Corp. by virtue of its acting as an investment advisor to private accounts and investment companies registered under section 8 of the Investment Company Act of 1940. No such persons has an interest that relates to more than 5% of the class of securities reported herein.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  See Exhibit A

Item 8            Identification and Classification of Members of the Group.

                  Not Applicable

Item 9            Notice of Dissolution of Group.

                  Not Applicable

Item 10           Certification.

      By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

      After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true.

                                   Merrill Lynch & Co., Inc.


                                   __________________________
                                   Date:


                                   __________________________
                                   Signature:


                                   __________________________
                                   Name: Richard B. Alsop


                                   __________________________
                                   Title: Attorney-in-Fact*


                                   Merrill Lynch, Pierce, Fenner & Smith
                                   Incorporated

                                   __________________________
                                   Date:


                                   __________________________
                                   Signature:


                                   __________________________
                                   Name: Richard B. Alsop


                                   __________________________
                                   Title: Attorney-in-Fact**

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*  Executed pursuant to a Power of Attorney dated November 17, 1995, a copy of which is attached hereto as Exhibit B.

** Executed pursuant to a Power of Attorney dated November 17, 1995, a copy of which is attached hereto as Exhibit C.

                            Exhibit A to Schedule 13G

                    ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES

      One of the persons filing this report, Merrill Lynch & Co., Inc., is a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), and a parent holding company pursuant to ss.240. 13d-1(b)(1)(ii)(G). The relevant subsidiaries of ML&Co. are Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Merrill Lynch Group, Inc. ("ML Group"), Princeton Services, Inc. ("PSI"), Merrill Lynch Asset Management L.P. (d/b/a) Merrill Lynch Asset Management ("MLAM").

      MLPF&S, a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York, is a wholly-owned direct subsidiary of ML&Co. and a broker-dealer registered pursuant to the Securities Exchange Act of 1934. MLPF&S is the beneficial owner of 5.98% of the common stock of Therapeutic Discovery Corp.

      ML Group, a Delaware coporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York, is a wholly-owned direct subsidiary of ML&Co. and a parent holding company pursuant to ss.240. 13d-1(b)(1)(ii)(G). ML Group may be deemed to be the beneficial owner of less than 1% of the common stock of Therapeutic Discovery Corp. by virtue of its control of its wholly-owned subsidiariy, PSI.

      PSI, a Delaware corporation with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey, is a wholly-owned subsidiary of ML Group and may be deemed to be the beneficial owner of less than 1% of the common stock of Therapeutic Discovery Corp. by virtue of being the general partner of MLAM.

      MLAM, is a Delaware limited partnership with its principal place of business at 800 Scudders Mill Road, Plainsboro, New Jersey and is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. MLAM may be deemed to be the beneficial owner of less than 1% of the common stock of Therapeutic Discovery Corp. by virtue of its acting as investment advisor to private accounts and investment companies registered under section 8 of the Investment Company Act of 1940.

      Pursuant to ss.240.13d-4, ML&Co., MLPF&S, ML Group, PSI, MLAM, disclaim beneficial ownership of the securities of Therapeutic Discovery Corp. referred to herein and the filing of this Schedule 13G shall not be construed as an admission that any such entity is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any of the securities of Therapeutic Discovery Corp. other than in the case of ML&Co. and MLPF&S, securities of Therapeutic Discovery Corp. held by MLPF&S in proprietary accounts.

                            Exhibit B to Schedule 13G

                                Power of Attorney

      The undersigned, Merrill Lynch & Co., (the "Corporation") a corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as secretary or an assisitant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

      IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 17th day of November, 1995.

                              MERRILL LYNCH & Co., Inc.


                              By: /s/ David H. Komansky
                                  ----------------------------
                              Name:  David H. Komansky
                              Title: President and Chief Operating Officer

                            Exhibit C to Schedule 13G

                                Power of Attorney

The undersigned, Merrill Lynch, Pierce, Fenner & Smith Incorporated, ( the "Corporation") a corporation duly organized under the laws of Delaware, with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281does hereby make, constitute and appoint Richard
B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as secretary or an assisitant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f)
(1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder,
(ii) and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in al respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

      IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 17th day of November, 1995.

                             MERRILL LYNCH, PIERCE, FENNER & SMITH  INCORPORATED


                             By: /s/ David H. Komansky
                                 --------------------------
                             Name:  David H. Komansky
                             Title: President and Chief Operating Officer